Exhibit 99.2

Overview and Frequently Asked Questions

Overview

Oracle Buys Opower

Together, Oracle and Opower Will Become the Largest Cloud Provider to the $2.3 Trillion Utilities Industry

On May 2, 2016, Oracle announced that it has entered into a definitive agreement to acquire Opower, the leading provider of customer engagement and energy efficiency cloud services to utilities. The proposed transaction is expected to close in the middle of 2016. Until the transaction closes, Oracle and Opower will continue to operate independently.

Opower’s solutions enable over 100 global utilities, such as PG&E, Exelon and National Grid, to deliver a modern digital customer experience. Opower’s big data platform stores and analyzes over 600 billion meter reads from 60 million utility end- customers, enabling utilities to proactively meet regulatory requirements, decrease the cost to serve, and improve customer satisfaction.

Oracle Utilities offers a complete suite of operational applications and cloud services for global electric, gas and water utilities that automate core operational processes and enable compliance. Together, Oracle and Opower will provide the industry with the most complete, modern and integrated cloud platform for the entire utility value chain, from meter to grid to end-customers.

For more information, please visit www.opower.com/oracle.

Product Overview and Strategy

What is the rationale for this acquisition?

The $2.3 Trillion Utility Industry is in Transition, Driven by customer expectations, new technology and energy-saving regulations. Utilities are looking for data-driven solutions that engage customers while promoting energy efficiency. Together, Oracle and Opower will provide end-to-end solutions that increase utility customer engagement and satisfaction while improving operational and energy efficiency program results.

What products and services does Opower offer?

Opower is a leading provider of cloud-based solutions for utilities. Energy providers use Opower’s customer engagement platform to deliver proactive, digital communications that raise customer satisfaction, manage energy demand, and lower service costs.

How does Oracle plan to maintain Opower’s domain expertise after the closing?

Opower brings tremendous domain expertise. Opower’s management team and employees will join the Oracle Utility Global Business Unit. The combination will provide comprehensive cloud-based and on-premise solutions that meet core operational and customer needs for utilities.

How will the proposed acquisition impact the Opower product roadmap?

Oracle is committed to protecting and enhancing customer investments in Opower solutions. After the close of the transaction, Oracle plans to continue to invest in the Utilities industry. We expect this will include more functionality and capabilities at a quicker pace. In addition, Opower customers will benefit from better integration and alignment with Oracle’s other product offerings.

Business Continuity

Can I still purchase Opower products and services?

Yes. Opower products and services continue to be available. Please contact your existing Opower sales representative to assist you, or visit www.opower.com for contact information.

Should Opower customers continue to call Opower customer support?

Yes. Opower customers should continue to use existing Opower contacts for support, professional services and sales to address immediate and ongoing needs. We will communicate all changes and transitions occurring after the close of the transaction well in advance through these familiar channels.

Will Oracle continue to support and broaden relationships with Opower partners?

Yes. Opower partners should continue to use existing Opower contacts to address immediate and ongoing needs. If contact information changes, we will communicate these changes through normal channels. Oracle partners may also use their existing Oracle channels for support to answer any questions.

Will training on Opower products and services continue?

Yes. We want to ensure Opower products and services provide the best possible service for their customers, and we know excellent training is critical to reach that goal.

Where can I find out more information about the proposed Oracle and Opower combination?

For more information, please visit www.opower.com/oracle.

Important Information

In connection with the proposed acquisition, Oracle will commence a tender offer for the outstanding shares of Opower. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Opower, nor is it a substitute for the tender offer materials that Oracle and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Oracle and its acquisition subsidiary will file tender offer materials on Schedule TO with the SEC, and Opower will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the offer. THE TENDER OFFER

MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY OPOWER’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the Solicitation/Recommendation Statement will be made available to Opower’s stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Opower by contacting Opower at investor@opower.com or by phone at (703) 778-4544. In addition, the tender offer statement and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC.

OPOWER’S STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Forward-Looking Statements

Any statements made in this communication that are not statements of historical fact, including statements about the expected timetable for completing the transaction and Opower’s beliefs and expectations and statements about the tender offer and Oracle’s proposed acquisition of Opower, including the timing of and closing conditions to the acquisition, and the potential effects of the acquisition on both Oracle and Opower are forward-looking statements that are based on management’s beliefs, certain assumptions and current expectations and should be evaluated as such. These statements may be identified by their use of forward-looking terminology such as the words “expects,” “projects,” “anticipates,” “intends” and other similar words. Forward-looking statements include statements that may relate to Oracle’s or Opower’s plans, objectives, strategies, goals, future events, future revenues or performance, and other information that is not historical information. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, general economic, business and market conditions and the satisfaction of the conditions to closing of the proposed transaction. For a more complete discussion of certain of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements with respect to Opower, see the discussion of risks and uncertainties in Opower’s annual report on Form 10-K for the fiscal year ended December 31, 2015, other reports Opower files under the SEC, as well as the tender offer documents to be filed by Oracle, OC Acquisition LLC and Opower. The forward-looking statements contained in this report are made as of the date hereof, and Opower undertakes no obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise, except as expressly required by law. All forward-looking statements in this document are qualified in their entirety by this cautionary statement.